Exhibit 23.2

CONSENT OF MICON INTERNATIONAL

We hereby consent to (1) the reference in Registration Statement No. 333-157998 on Form S-3 (the “Registration Statement”) of US Gold Corporation (the “Company”) to our technical report “Technical Report on the Tonkin Project” dated May 16, 2008 (the “Report”) relating to the Company’s Tonkin Project, (2) the inclusion or incorporation by reference of information derived from the Report in the Registration Statement and (3) all other references to the undersigned included or incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading “Experts” in a prospectus, which is part of the Registration Statement, and any amendments thereto.

Micon International Limited

/s/ “Richard M. Gowans”
Richard M. Gowans, President
Dated: February 14, 2011